Exhibit 10.14
Advisor Agreement
December 8, 2019
Stephane Kasriel
            Re:       Advisory Services to Upwork Inc.
Dear Stephane:
            This letter agreement (the “Advisor Agreement”) is to confirm our understanding with respect to your role as a special advisor to Upwork Inc. (the “Company”). The following terms are hereby made effective as of the date first written above (the “Effective Date”):
1.Informal Management Consultations: From time to time, members of the Company’s management may contact you informally to provide advice relating to the Company’s business. You agree to be reasonably available to the Company’s management for consultations by telephone, mail or in person, as your time and other business activities permit. You also agree to use reasonable efforts to attend meetings, if any, of the Company’s advisors, which we anticipate will occur infrequently. This Advisor Agreement shall terminate April 30, 2021, unless the Company determines in its sole discretion to extend this Agreement, at which point, this Agreement shall extend for a period as may be mutually agreed by both parties.
2.Fees; Reimbursement of Expenses: As compensation for the performance of services hereunder, Company will pay you a fee of $40,000 per calendar month, beginning January 1, 2020 and ending December 31, 2020.  You will invoice the Company on a monthly basis for all fees and expenses payable to you.  The Company will pay the full amount of each such invoice within thirty (30) days following receipt thereof. The Company will reimburse you for reasonable out-of-pocket expenses that you incur in connection with your services under this Advisor Agreement, including travel and lodging expenses, provided that the chief executive officer of the Company approves any such expenses in advance.
3.Vesting of Equity:  During your advisory services under this Advisor Agreement, your Options will continue to vest as set forth in the transition agreement between you and the Company (the “Transition Agreement”).
4.Independent Contractor: Your relationship with the Company will be that of an independent contractor, and you will not be an agent, employee or representative of the Company. You understand that you will have no authority to enter into contracts or create obligations on behalf the Company. Accordingly, you acknowledge that you will not be eligible for any employee benefits, and that the Company will not make any tax withholdings on your behalf. You agree that you are obligated to report as income all consideration that you receive in connection with your services under this Advisor Agreement, and you agree to pay all self-employment, if any, and other taxes thereon.

5.Insider Trading Policy: You will be subject to the terms and conditions of the Company’s Insider Trading Policy (the “Insider Trading Policy”) during, and for a period of 90 days following (the “Insider Trading Policy Compliance Date”), your service on the Company’s Board of Directors. The Company agrees to waive your compliance with the terms and conditions of the Insider Trading Policy following the Insider Trading Policy Compliance Date. Notwithstanding the foregoing, you understand that in connection with your services you may become aware of material non-public information regarding the Company and agree that you will not trade in the Company’s securities at a time or in a manner that would violate federal or state securities laws. The Company agrees to make a reasonable effort not to disclose to you material nonpublic information unless such information is required for the performance of your advisory services. If you become aware of material nonpublic information regarding the Company through the performance of your advisory services, whether intentionally or unintentionally, you acknowledge that you may be prohibited from trading in Company securities pursuant to federal securities laws.
6.Property of the Company: For purposes of this Advisor Agreement, “Designs and Materials” shall mean all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by you alone or with others that result from or that are made, conceived or developed in connection with the services you provide to the Company pursuant to this Advisor Agreement. You hereby irrevocably transfer and assign to the Company any and all of your right, title and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets, trademarks and moral rights. You agree: (a) to disclose promptly in writing to the Company all Designs and Materials; (b) to cooperate with and assist the Company to apply for, and to execute any applications and/or assignments to obtain, any patent, copyright, trademark or other legal protection for Designs and Materials in the Company’s name as the Company deems appropriate; and (c) to otherwise treat all Designs and Materials as “Confidential Information,” as defined below.
7.Confidential Information: You recognize that, in the course of performing your services under this Advisor Agreement, you will acquire information and materials from the Company and knowledge about information of a confidential or secret nature concerning the Company, including without limitation, knowledge about the Company’s business, products and planned products, marketing plans, financial information, forecasts, personnel, customers, clients, suppliers, experimental work and programming techniques. All such knowledge, information and materials acquired, the existence, terms and conditions of this Advisor Agreement, and all Designs and Materials, are and will be the trade secrets and confidential and proprietary information of the Company (collectively, the “Confidential Information”). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of yours or that the Company regularly gives to third parties without restriction on use or disclosure. You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise (including without limitation lecturing upon or publishing articles concerning Confidential Information), except in performing your obligations under this Advisor Agreement, and not to allow any unauthorized person access to it. You agree to return to the Company promptly upon request, and in any event after termination or expiration of this Advisor Agreement, any and all records, paper, media or other embodiment containing any Confidential Information.
8.Conflicts of Interest: You hereby represent that the obligations contemplated hereby do not, in any way, conflict with any other agreement and/or commitment on your part. You agree to inform the Company promptly and in writing if any such conflict arises. You agree that you will not disclose to the Company any proprietary information that you currently have obtained, or may obtain in the future, from any other individual or organization.
9.Non-Solicitation of Employees/Consultants: During the term in which you provide services to the Company pursuant to this Advisor Agreement (the “Advisor Period”) and for one year following the end of your Advisor Period, you will not directly or indirectly solicit away any employees or consultants of the Company for your benefit or for the benefit of any other person or entity.
10.Non-Solicitation of Suppliers/Customers: During the Advisor Period, you agree that you will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company or otherwise divert or attempt to divert business away from the Company, nor will you encourage or assist others to do so.  You hereby acknowledge and agree that even after the expiration of the Advisor Period, you will not solicit (or encourage or assist others to solicit) any customers or suppliers of the Company if, in so doing, you use or disclose any trade secrets or other Proprietary Information of the Company.
11.Termination: Either you or the Company may terminate this Advisor Agreement on delivery of written notice to the other party. The provisions of Sections 4 through 11 of this Advisor Agreement will survive any expiration or termination of this Advisor Agreement.
12.Interpretation: The terms contained in this Advisor Agreement are subject to interpretation under the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws, and can be amended only in writing and by joint agreement of both you and the Company. If any provision of this Advisor Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this Advisor Agreement and the remainder of this Advisor Agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in this Advisor Agreement. This Advisor Agreement and the Transition Agreement entered into on or about the date hereof constitutes the complete and exclusive understanding and agreement of you and the Company and supersedes all prior understanding and agreements, whether written or oral, with respect to the subject matter hereof. This Advisor Agreement may be executed in two or more counterparts, including by facsimile or electronic signature transmission, with the same force and effect as if each of the signatories had executed the same instrument.
If the foregoing represents your understanding of your role as an advisor to the Company, please sign below and return the executed Advisor Agreement to me. The enclosed copy is for your files. Once again, we appreciate your interest in Upwork.

Very truly yours,

Upwork Inc.

By:  /s/ Greg Gretsch
Greg Gretsch
Chairman, Compensation Committee on behalf of the Board of Directors

AGREED AND CONSENTED TO:

 /s/ Stephane Kasriel
Stephane Kasriel